EXHIBIT 21.1

               SUBSIDIARIES OF MIDCOAST ENERGY RESOURCES, INC.

                                       STATE OF        YEAR OF       INTEREST
     SUBSIDIARIES                    INCORPORATION  INCORPORATION    OWNERSHIP

Arcadia/Midcoast Pipeline
    Company of New York L.L.C.*        New York        1996             50%
H & W Pipeline Corporation*             Alabama        1976            100%
Magnolia Pipeline Corporation           Alabama        1989            100%
Magnolia Gathering, Inc.                Alabama        1996            100%
Magnolia Resources Inc.              Mississippi       1996            100%
Midcoast Marketing, Inc.                 Texas         1991            100%
Midcoast Holdings No. One, Inc.        Delaware        1993            100%
Midcoast Gas Pipeline, Inc.              Texas         1997            100%
Nugget Drilling Corporation*           Minnesota       1982            100%
Pan Grande Pipeline, L.L.C.              Texas         1996             50%
Starr County Gathering System,
     A Joint Venture                    Texas          1996             60%

*Presently Inactive